Exhibit 99.1
MANAGEMENT DISCUSSION SECTION
Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Mad Catz Interactive Fiscal Q1 2010 Earnings Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. [Operator Instructions]. As a reminder, this conference is being recorded Wednesday, August 12, 2009.
I would now like to turn the conference over to Mr. Norberto Aja, Investor Relations. Please go ahead sir.
Norberto Aja, Vice President, Jaffoni & Collins Incorporated

Thank you. Today’s discussion will contain forward-looking statements about the Company’s financial results, estimates and business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this conference call as a result of new information or future events or developments. You can identify these statements by the fact that they use the words such as anticipate, estimate, expect, project, intend, plan, believe, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.
Among the factors that could cause actual results to differ materially are the following: The ability to maintain or renew the Company’s licenses, competitive developments affecting the Company’s current products, first party price reductions, price protection taken in response to price cuts, the ability to successfully market both new and existing products domestically and internationally, difficulties or delays in manufacturing, delays in the Company’s ability to obtain products from its manufacturers in China, market, and general economic conditions.
A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the appropriate regulatory authorities.
Today’s call and webcast includes non-GAAP financial measures, within the meaning of SEC Regulation G. When required, a reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today’s press release.
As part of Mad Catz ongoing Investor Relations effort, the Company regularly meets or conducts calls with members of the investment community. If you are interested in meeting with Mad Catz Management, please call me at 212-835-8500.
And with that, I would now like to introduce Mad Catz President and Chief Executive Officer, Darren Richardson who will be joined on today’s call by CFO, Stewart Halpern. Darren?
Darren Richardson, President, Chief Executive Officer and Chief Operating Officer

Thank you, Norberto. Good afternoon and thank you all for joining us on the call today. Earlier today, we announced our results for the first quarter of fiscal 2010. On today’s call, I’ll provide an overview of the recent financial and operations achievements, after which Stewart will review our financial performance for the quarter in greater detail. Afterwards, I’ll provide an update on our new product development initiatives and offer some thoughts on the outlook for the balance of fiscal 2010.
Our performance in the first quarter of fiscal 2010 was notable, in that we held our sales decline to 4% despite the difficult environment and tough comps with the year ago period, which included the launch of our highly popular Wii Fit products. We had a number of positive achievements that drove top line sales, including the addition of new accounts, new product placements, and the ongoing strength of our Street Fighter IV product line.
Unfortunately, those successes were more than offset by overall industry weaknesses, and the ongoing top line impact from exchange rates.
Gross margins improved to 28.4% this quarter, from 24% last quarter. That’s significant progress. But we’re still focused on getting margins back over 30% on a consistent basis. The most significant achievement, however, was the reduction of operating expenses by 30%, which allowed us to deliver record EBITDA for the quarter.
With that, let me turn the call over to Stewart to review our financial results for the quarter. Stewart?
Stewart Halpern, Chief Financial Officer

Thank you Darren. Sales for the quarter were 22.4 million, down 4% from last year’s Q1 record 23.2 million. We’re very pleased to report that sales in North America were up nearly 1.6 million or 13%. However, sales in Europe were down 2.8 million or nearly 28%. 1.7 million of the decline in Europe is due to the dollar being stronger this year versus last year, and its impact on non-dollar denominated sales when translated into US dollars for financial reporting purposes.
The rest of the decline in European sales came from Germany, where over 90% of our business is currently on the PC platform, which has been particularly impacted by the economic environment.
Although faced with very tough comparisons due to last year’s Q1 sales of accessories for Wii Fit, we benefited greatly this quarter from the continued success of our Street Fighter IV product line. We’ve also seen additional retail placements, as additions to our sales team over the past year are increasing our market penetration.
I’d like to point out a modification in the product category disclosure in our press release and 10-Q, which we hope will help give better visibility and understanding of our business. We’ve now broken out a category called specialty controllers, which includes products such as our Fight Sticks, Rock Band guitars, and some of the flight sim products for example. The specialty controller products this quarter accounted for 36% of total revenue, up from 17% in Q1 last year.
Gross profits decreased 22% to 6.4 million from 8.2 million last year, with a gross profit margin of 28.4%, down from 35.3% last year. Virtually all of the gross profit margin decline is due to the currency translation impact I had previously described.
Looking at operating expenses, we’re very pleased to report that we’re on track toward our goal of reducing SG&A by no less than 10% this fiscal year. Total operating expenses in Q1 decreased 30% to 6.4 million, from 9.1 million in Q1 of fiscal ‘09. Within operating expenses, SG&A this quarter was down 31% to 5.5 million from 8 million last year. This left us at approximately a break-even operating result this quarter versus an operating loss of 884,000 in Q1 of last year.
After the impact of interest expense, FX loss, and other income, we reported a pre-tax loss of $774,000, an improvement of over $0.5 million or 40% from last year’s pre-tax loss of 1.3 million. After a tax provision of 223,000 this quarter versus a tax benefit of $509,000 last year, the net loss this quarter increased to $996,000 from $777,000 last year, resulting in the loss per share of $0.02 versus last year’s loss per share of $0.01.
As mentioned earlier, EBITDA was a record for our first fiscal quarter, $730,000, up from $283,000 in Q1 last year. And as you’ll see from the cash flow statement in the 10-Q, free cash flow was a positive 1.2 million, whereas in Q1 last year we had negative cash flow of over 5 million, largely due to differences in working capital flows.

Looking to the balance sheet, the net position of our bank loan less cash at June 30, 2009 was 9.4 million, compared to 10.4 million at March 31 and 10.9 million at June 30 of last year. We’ve also had significant improvement in accounts receivables, with DSOs at June 30, 2009 at 54 days, down from 63 days at March 31 and 66 days at June 30 of 2008.
Also relating to our balance sheet, you may remember from our year end call that we previously announced the extension of our working capital facility with Wachovia, and the restructuring of the seller note in connection with the acquisition of Saitek to extend the maturity of that note. We continue to believe these deals provide us the financial flexibility we need to continue to grow our business and build shareholder value.
In summary, despite continuing challenges of the economic environment and the exchange rate impacts on our financials, we’re pleased that we’re achieving some market success with new products, and now we’re able to meaningfully reduce our operating costs even as we continue to grow our product portfolio and increase our sales penetration on a global basis.
I’d now like to turn the call back over to Darren for closing remarks.
Darren Richardson, President, Chief Executive Officer and Chief Operating Officer

Thanks Joseph. We remain focused on bringing value-added products to market, and aligning our products with today’s most successful gaming titles. We’ve had success in doing so, and continue to make great progress in that area. In particular, our line of Street Fighter IV and Rock Band products continue to generate significant sales and positive reviews. Together these two product lines have given us great traction with a pair of the most successful gaming titles on the market today.
As you can see from the summary of upcoming products listed on our earnings release today, plus some new yet to be announced products and licenses that we are working on, we believe we’ll have a solid roster of new products for the second half of the year and beyond. In particular, we are really excited to be working with Infinity Ward and Activision on the upcoming Modern Warfare 2, the sequel of the highly acclaimed best selling first person action game in history, Call of Duty 4: Modern Warfare scheduled to launch in November. We also expect the September launch of MTV’s The Beatles: Rock Band to continue to fuel demand for our expanding range of music genre products.
During the first half of fiscal 2010, we continue to see an industry-wide slowdown as we work through a top prior year comp and the effects of the macro economic environment. Although retailers remain cautiously optimistic on the video game category outlook for the year, they continue to exercise extreme caution in regards to inventory exposure especially through the slower summer months.
In Q1, we had the benefits of some successful new business initiatives but really saved our way to a good result in what was always going to be a tough quarter. For Q2, we’re expecting a difficult comp for sales and margins to be offset to some extent by continued improvements on the OpEx line from the cost reductions previously implemented.
Over the last two years, we’ve cemented our global distribution footprint, we’ve diversified our product portfolio, and brought our operating costs in line. We are now intently focused on rebuilding our margins and driving revenue to leverage the platform we’ve built.
As we move through the balance of fiscal 2010 and beyond, we are focused on a number of key objectives that we believe will position us to deliver EBITDA and earnings growth over the course of the year.

We expect to continue to leverage our product development capabilities to increase the flow and timeliness of new products, increase the market penetration of our PC products, with a particular emphasis on North America. And further expand our portfolio of licensed products.
We’ll also remain disciplined on managing expenses, which will bring more dollars to the bottom line. The Company’s future is bright, as we have the best product lineup in our history, the most sales and product distribution reach ever and improved operating expense structure and amended credit and note agreements.
Our strategy remains simple. Stay close to our customers, drive innovation into our products, and operate with financial discipline. That concludes our prepared remarks. I’d now like to turn the call back to the operator for questions, operator?
QUESTION AND ANSWER SECTION
Operator: Thank you, sir. [Operator instructions]. Our first question comes from the line of Ronald Rotter with RLR Partners. Please proceed with your question.
<Q — Ronald Rotter>: Hi guys. Congratulations on a real good quarter in a very difficult environment. You spoke on the release about seeing significant gains in EBITDA for the year. Could you express your thoughts at all on whether you would see, in this environment, look for any gains in revenues or would all of this basically be coming from margin improvement?
<A — Darren Richardson>: Well I think if you look at the portfolio of products that we had on the press release today, we’ve got a lot of new product initiatives. So I would like to think that it’s a two-pronged approach. I’d like to think that we can drive the top-line a lot harder. I think most people think that this year for the video game space is going to be back-loaded. At the same time no one really knows what the holiday period has got in store for us. But hopefully it’s going to be an improvement on last year. And we hope to be able to continue to drive improvements on margin. And I think with the OpEx reductions that we’ve got in place, which we see as an ongoing kind of run rate, that we — if we can actually drive revenue and get some margin improvement then we’ll really get some leverage benefits as we get through the back half of the year.
<A — Stewart Halpern>: And this is Stewart, Ron, just to add to that, and I don’t know if this is underlying your question, when we talk about growth and EBITDA and earnings, that growth isn’t really dependent on revenue growth which in the uncertain environment, as optimistic as we are about the product portfolio you know you have to take a conservative expectation towards revenue growth.
So we think that on the cost savings alone we can generate good growth in earnings and to the extent that we can get revenue growth on top of that, there should be upside beyond that.
<Q — Ronald Rotter>: Okay. And in the second quarter, which wasn’t all that particularly strong for you last year, this year you’re going to have the benefit of the launch of the Rock Band Beatles. Is that a significant enough event that you could be looking for revenue increases in the current quarter?
<A — Darren Richardson>: Yeah. Tough to call at this stage, Ron. I mean as we get closer to it, we’ll have a better fix on that. I think the early signs, the trends are very much like Q1, where pretty much across most accounts we are seeing softness in the sales of ongoing SKUs. And in Q1 we were able to kind of offset that with some sales to some new accounts that we’ve opened up and also some new placements that we’ve managed to get going where we’ve got some nice kind of like launching quantities as well. The real question is what’s that ongoing run rate of existing products going to be. And early signs are that it’s a little bit soft. But now we’re getting to the point that retailers are going to start putting some money back into inventory as we come through some higher store traffic driven by those kind of products, but it’s usually that last couple of weeks of September that we see either a sales up-kick or it gets delayed till October. Right now, I’d be more confident to say it’s probably going to be October that we get the load in, because retailers are still running very, very, very cautious on inventory.
<Q — Ronald Rotter>: Okay, so Rock Band Beatles launch in itself isn’t going to make or break the quarter?
<A — Darren Richardson>: No, I think it’s going to be important, but I think the real thing is, when does the ramp up for the holidays period start to ship? Is it the last two weeks of September that retailers start pulling inventory in, or the first couple of weeks of October that that starts.
And that’s for Q2; that’s usually the thing that makes or breaks the top line.
<Q — Ronald Rotter>: And finally, Saitek had a meaningful drop in revenues in the quarter. Is there anything you can do or are doing to change the tone of business there?
<A — Darren Richardson>: Yeah, there’s — if you look at the console side, I think, if you look at retailers like GameStop and some of the publishers you get a fairly good, sort of indicator as to what’s happening in terms overall market there. And you can see that there is softness there with sort of like, single to low double digit kind of reductions in same store sales and so forth.
When you turn to consumer electronics and particularly the PC space, and you look at a couple of companies that operate in that space, you see much more dramatic fall off in sales. So, one of the things that Stewart I think was talking about a little bit earlier, in our German business where we are kind of like 90% PC, so that’s less about gaming and more about PC input devices, mice and keyboards and so forth, we saw some real significant impact in those kind of segments.
So, there are few couple of different moving pieces; gaming doing better than just straight PC product. So, we’ve maintained the placements, we’ve actually grown some placements which has actually improved, but same product sales are actually trending lower than — lower than they have been prior year.
<Q — Ronald Rotter>: Thank you.
Operator: [Operator Instructions]. Our next question comes from the line of Matthew Samsill a private investor. Please proceed with your question.
<Q>: Hi. I wanted to ask a question about your process concept to ramp up for a typical product. And really what I’m looking for is what gets done in house and what gets done by independent contractors or third parties, as you move a product concept through the early design and mockups to an actual production ramp?
<A — Darren Richardson>: Actually the bulk of what we do is in-house. And one of the nice things with the Saitek acquisition is it really gave us a lot deeper engineering capability, product development capability, both in Europe, but also in China. So the bulk is in-house. We occasionally use outsourced services for specific bits and pieces, but the bulk of what we do is in-house.
<Q>: Even the fabrication is, you would say, the bulk is now in-house, done with equipment that Mad Catz owns?
<A — Stewart Halpern>: No — I was — What I was just about to jump in to say is when you get to the point of manufacturing, that’s really done all on an outsourced basis. So the design development work done in-house, once you get towards manufacturing, that’s all outsourced.
<Q>: And even — and if some of that development work, when you are doing prototypes, mockups and early pilot runs, is any of that fabrication in-house or is it just the engineering and the design that you’re saying is in-house, and you still are going all to outside vendors for the parts even in the mockup phase?

<A — Darren Richardson>: For mockup phase, we’ll typically use some outsource services and some internal, but when we get to detailed mockups, we typically outsource that.
<Q>: Okay. And then I had one other question. You mentioned the Rock Band and Street Fighter products as particularly successful, and I assume that includes profitable. I was wondering if you could confirm that you would call those processes, products profitable. And then if you could maybe point to something else in your very large array of SKUs that you might characterize as an unprofitable product, to be the sort of product that you are looking to move away from in the coming year, something that you — despite, regardless of the economic climate you would characterize as something that you are trying to move off your books?
<A — Darren Richardson>: Yeah. And I think if you look at the last couple of years, we went through a phase through 2006, 2007, where we implemented a return-on-investment analysis really by every SKU placement at every retailer. And we trimmed out a lot of unprofitable or marginal SKUs.
At the same time, we refocused our product development initiatives onto products that really are a value add for gamers, so higher profile, typically higher priced, which given where the economy’s gone, maybe not the ideal timing, but you can’t control that. But it has been successful. And so we really don’t do very many products that are unprofitable, and if they are, we quickly discontinue those products and move on and get onto the products that are profitable. So the products that we support are definitely profitable products, and we have very little time or tolerance for products that are not generating strong gross margins.
And that same approach and diligence we’re using to continue to grow our margins and work through some re-pricing and so forth in markets that have been impacted by foreign exchange. Just takes a little bit of time to get those pricing things worked through. And you can start to see some benefits now, I think. We’ll get some more as we move through in time.
Operator: Our next question comes from the line of Buck Vassar with Fulton Trust. Please proceed with your question.
<Q — William Vassar Jr.>: Darren and Stewart, good afternoon.
<A — Darren Richardson>: Hey, Buck.
<A — Stewart Halpern>: Hi, Buck.
<Q — William Vassar, Jr.>: Your gross profit last year was 35%, and this year was 28%. I was wondering if you could comment on gross margins and any specific numbers you can share with us on new products.
<A — Stewart Halpern>: Is that one question? Then you’re saying gross margin on new products or those...
<Q — William Vassar, Jr.>: Yeah, gross margin on new products. I know that some of the — I am assuming your gross product was affected this year by your currency adjustment, but in terms of looking forward, your margins on new products?
<A — Stewart Halpern>: Yes. As Darren was alluding to, as part of our analysis of moving forward with the product, we really look at an ROI on every individual SKU, at every individual placement. And, what we’re trying to do is continually move that ROI hurdle higher. So, for the most part, the products that we’re making going forward should have inherent in them gross margins, currency aside, at least as high as what we’ve been doing in the past. The gross profit margins for this quarter, as we talked about, really all of the reduction on a year-over-year basis, is related to the currency impact. So, it’s not as if we’ve had in the product portfolio, a decline in let’s call it the sort of the margin at the factory level on a currency adjusted basis.
<Q — William Vassar, Jr.>: Okay. So looking forward should we be expecting a 35% gross profit margin? Or higher or less?
<A — Stewart Halpern>: Well lets put it this way, not to be simplistic but if the dollar going forward was where the dollar was last year then we would very quickly start showing gross margin of more like the gross margins we had last year. As Darren alluded to, we’ve started to see a little bit of benefit and as you can look — just look at currency charts, you can see the dollar has fallen off from its peaks earlier in this calendar year. So we are hopeful that we might start to see some of that comeback but, we are not in the currency trading business, it’s a little bit hard to foresee.
Absent that, we are doing what we can to improve margin, as Darren mentioned, we can talk to our partners, our retail partners, in those European jurisdictions and talk about price increases. But that’s not done quickly and it’s not done easily in the economic environment that they are in.
<A — Darren Richardson>: And then just to add to that it’s easier to rectify pricing on new product launches than it is to go and retrospectively try and change pricing. So as we roll out new products for this quarter — for this holiday period we will have the pricing right.
<Q — William Vassar, Jr.>: Great. And one other small comment on your European sales. Were the unit sales way down or was it mostly currency?
<A — Stewart Halpern>: Well as we talked about a little bit, certainly Germany we saw a big impact on sales, fall off even on a native currency basis, so I don’t have the unit numbers right in front of me, but my presumption is that there is probably a follow up in units consistent with a pretty noticeable decrease in sales, even on a native currency basis.
Throughout the rest of Europe, on balance, sort of taking Germany out, which is obviously a very big market especially for PC, we actually did — actually reasonably well relative to the currency issue. But without question Germany would have had a significant fall off in units.
<Q — William Vassar, Jr.>: Thank you.
Operator: Our next question comes from the line of David Brigham from Brigham Investments. Please proceed with your question.
<Q — David Brigham>: Good afternoon, gentlemen. My question’s kind of a corporate strategy question. I’m trying to determine whether you see Mad Catz getting to the 2, 3, 4, $500 million category in sales, say, within five years? Because what I’ve seen over the last few years is that you’ve successfully replaced your products that are perhaps petering out with new products and you’re coming along. But for example the InAir Technology that we were all excited about a few years ago, I haven’t heard you talk about that.
It seems like you’re going to have to hit a home run or two to get the company to where — to get to the next level in sales to a half a billion. Is that your goal? Tell us about how you see the company in five years in terms of sales. How big can it be? What — do you have enough financing to get there? Do you need to have some kind of a product that just blows the, that unexpectedly just catches fire? Tell us about that.
<A — Darren Richardson>: Yes, definitely. Well, first of all, yeah we do — we are targeting sort of 3 to $500,000 million over the next — the next period. And we know we’re not going to get there tomorrow, but we are definitely focused on getting there.

If you look at the cost of being a public company, just the static cost, it’s quite heavy for a $100 million revenue public company. So we need to be up and around 300 million plus to be able to amortize that, and until that is not such a material part of our cost base.
The second thing is, we’ve been a fairly significant player in the console accessory space. And so, I think we’ve done a great job of building that out. We’ve had a couple of setbacks there with the new generation of consoles limiting access to wireless which has now become the absolute mainstream way to connect to the system. We’re working our way through some of those things, and I think, being able to do specialty controllers for Xbox 360 is a step in the right direction there.
But I think the most significant thing we’ve done is the acquisition of Saitek, which brings us into the PC space. APC gaming, which is not a huge category but is certainly an important category, and a category where we can crossover some things that are happening there with Saitek’s fantastic product line that we can bring across the console and that’s nice. But more importantly, it also puts us into a place where we now have a play in the whole PCID space. And that space is occupied by companies that we could compete directly with, who are a couple of billion dollar companies. And so now we’re a very, very, very small player in a very much bigger market. So to the extent that we can execute in that space over time, I think we’ve now positioned ourselves where we can start to move in that direction.
In a perfect world, it would have been nice for the economy to cooperate and to have been able to some more sort of M&A activity. This year it’s not going to happen. So this year is very much focused on getting our operating expense both tuned to what the economy is doing and then secondly really, really working hard on organic products. We’ve got a couple of distribution deals that, like Turtle Beach in Europe for example that will help supplement there and we’re open to that sort of thing, anything in fact that leverages our distribution footprint. But we are focused on being a serious player in the console space, in the PC Gaming space, but also increasingly in PCID.
And I think on top of that, there’s some software opportunities on the, on the gaming side that once, once we hit some more calm water here, we can start to build into as well. And I think that starts to become really quite exciting on some of the opportunities on that front. So, we’re working a lot of different angles, but the last year and a half has really been about incorporating the Saitek acquisition, the Joytech acquisition, and the AirDrives, and we continue to look at how we can grow out into adjacent categories. So something we’re very much committed on, committed to.
Operator: Our next question comes from the line of Joseph Miranda, a private investor. Please proceed with your question.
<Q — Joseph Miranda>: Yes. Good afternoon, gentlemen. Thank you for taking my call. In your press release, you give gross sales by category, and you list that audio products accounted for 10% of the total gross sales. Of those audio products, what percentage is the — is your AirDrives?
<A — Stewart Halpern>: The AirDrives is still quite small. So the audio is really led by, we have a PS3 Bluetooth Wireless Headset that’s been quite successful for us. Plus, yeah then we’ve got a range of other gaming headsets. So within audio, the AirDrives is still quite small.
<Q — Joseph Miranda>: Okay. Also you mentioned in that same area that specialty controllers represent 36%. Let me — let me go back. About how many SKUs do you have currently?
<A — Darren Richardson>: We are probably running in and around sort of 6 to 800 SKUs, which sounds enormous but for some of the sports licenses for example NFL, you’ll have 32 SKUs for one — doing one controller across all the different teams. So we’ve got quite a broad and quite extensive product base.
<Q — Joseph Miranda>: Okay. So of those, if we are saying between 600 and 800, in the press release you represent that specialty controllers represent 36% and accessories represent 23%. Its almost 60% of your total sales. Of that 60%, how many SKUs are represented? About.

<A — Darren Richardson>: In the accessories, you’ve got a lot of things like bundles for NDS and PSP and other sort of things like that. So you’ll find there’s a lot of different SKUs, but some, many of them are different combinations of the same products internally.
<A — Stewart Halpern>: And also in that specialty controllers, somewhat implied by the name, the types of products there tend to be products with higher ASPs, so you can have a fewer number of SKUs in the specialty controller category, much bigger number of SKUs in the accessory category.
<Q — Joseph Miranda>: And, do you see a threat from that.. Didn’t Steven Spielberg come out with a product or that was controller like, but without the controller — something like that, is that a threat?
<A — Darren Richardson>: Yes, it’s actually Project Natal from Microsoft, which I think is a really cool product. I think the most — the way people are typically seeing that is really as a way of augmenting input as opposed to replacing a lot of input.
So, I think it really opens up a whole new genre of games that have some kind of tieback to expressive things. But we, and most of the industry insiders that you talk to, don’t necessarily expect to see the traditional controllers going away. Street Fighter, for example is an arcade game, people are going to play that on arcade controllers as opposed to, trying to do it on a camera.
<Q — Joseph Miranda>: Right, okay.
<A — Darren Richardson>: Yes, so the camera really opens up a whole different style of game played, that’s different to what’s there today. And I think to the extent that that happens that’s great for the entire industry.
<Q — Joseph Miranda>: Okay. And you mean, and the press release, it also mentions that the breakdown Xbox 360, gross sales were higher, PlayStation 3 higher than a year ago. But Wii dropped, can you explain a little of that?
<A — Stewart Halpern>: Well, the Wii is the — there was the tough comp we alluded to with the launch of the Wii Fit last year and we had a suite of accessories out that were very successful and so the Wii is really a — the Wii fall off is largely a function of that comparison.
<Q — Joseph Miranda>: Okay. Because I see further down in the press release that you are expanding the Wii product offerings.
<A — Stewart Halpern>: Yes and — but that did not all show up in this quarter. On a go forward basis, we do have an expanded range of Wii products. But that’s not reflected in Q1 financials. Not the least of which is — that Wii Fit suite of products was an immensely successful group of products.
Operator: And sir, there are no further questions in queue. I now turn the call back over to you. Please continue with your presentation or your closing remarks.
Darren Richardson, President, Chief Executive Officer and Chief Operating Officer

Great, Paul. Thank you to everyone for joining us on the call today. We look forward to updating you on our progress when we host our second quarter results later on this year. Thank you.
Operator: Ladies and gentlemen that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.